Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

Devon Energy Reports Fourth-Quarter and Full-Year 2020 Financial and Operational Results

OKLAHOMA CITY – Feb. 16, 2021 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the fourth quarter and full year 2020. On Jan. 7, 2021, Devon closed its merger with WPX Energy. Results discussed within this release represent legacy Devon operations and do not include amounts related to WPX unless specified. Supplemental financial tables, pro forma information combining certain Devon and WPX results, and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Board declares industry-first variable dividend of $0.19 per share based on fourth-quarter results

•	Variable dividend is in addition to previously declared fixed quarterly dividend of $0.11 per share

•	Pro forma oil production exceeded guidance by 5 percent in the fourth quarter

•	Well productivity and capital efficiency gains in the Delaware Basin headlined operating results

•	Production expense improved 14 percent year over year in the fourth quarter

•	Operating cash flow reached $773 million for the pro forma company in the quarter

•	Free cash flow generation accelerated to $263 million in the quarter for the pro forma company

•	Raising full-year 2021 operating and financial outlook

CEO PERSPECTIVE

“The power of Devon’s portfolio and strategy was clearly evidenced by our strong financial and operating performance in the quarter,” said Rick Muncrief, president and CEO. “The team’s outstanding execution allowed us to capitalize on our enhanced operating scale and improved cost structure to expand margins and accelerate free cash flow generation.”

“With the free cash flow generated in the quarter, I am proud to deliver on our commitment to reward shareholders with increased cash returns by declaring an industry-first variable dividend of $0.19 per share.

“Further adding to the value proposition of Devon is our improved financial and operating outlook for 2021 that lowers breakeven funding levels and positions the company for higher amounts of free cash flow.

“And while the recent uptick in commodity prices is certainly a welcomed change, Devon will remain extremely disciplined,” Muncrief added. “With our capital program, we have no intention of adding growth projects until demand fundamentals recover and worldwide inventory overhangs clear up.”

OPERATING RESULTS

Production from legacy Devon operations averaged 333,000 oil-equivalent barrels (Boe) per day during the fourth quarter. Oil production averaged 156,000 barrels per day, increasing 7 percent compared to the previous quarter. Oil production in the quarter benefited from strong well productivity in the Delaware Basin and better-than-expected base production performance across the portfolio.

Including results from WPX on a pro forma basis, fourth-quarter production averaged 584,000 Boe per day, including oil production of 305,000 barrels per day. This result for the combined company exceeded guidance by approximately 5 percent.

Devon’s upstream capital spending in the fourth quarter was $183 million. This result was in line with guidance and represents a 25 percent decline from the average quarterly spend in 2020. The decrease in capital was attributable to efficiency gains attained in the Delaware Basin, improvements in service-cost pricing and reduced levels of activity required to sustain production. WPX upstream capital was also in line with expectations totaling $283 million in the fourth quarter.

Production expense for Devon totaled $8.86 per unit, a 14 percent improvement year over year. The improved cost structure was driven by lower lease operating expenses resulting from more efficient field-level operations and a decrease in production tax due to lower commodity prices. WPX production expense improved 21 percent on a per-unit basis compared to the year-ago period.

ASSET-LEVEL HIGHLIGHTS

Delaware Basin: Pro forma production averaged 350,000 Boe per day, with oil accounting for 52 percent of the total. This result represents a 38 percent increase in production compared to the fourth quarter of 2019. The combined company averaged running 15 operated drilling rigs in the quarter across its 400,000 net acre position (65 percent non-federal land).

Devon’s development program across its legacy acreage position in Southeast New Mexico brought 23 wells online in the quarter. Initial 30-day production rates from these wells averaged 3,200 Boe per day (70 percent oil). In addition to strong well productivity, completed well costs continued to improve with year-end exit rates averaging around $560 per lateral foot, a 40 percent reduction versus 2018.

In New Mexico, Devon has secured more than 500 federal drilling permits across its acreage position, covering activity for multiple years. This proactive planning has prepared the company for the recent directive from the Department of Interior that suspended leasing, permitting, and right of way approvals for 60 days on federal lands. Devon is engaging and collaborating with policymakers and does not expect any material changes to its activity on federal acreage during this 60-day period or in 2021.

WPX’s fourth quarter activity in the Delaware Basin was focused in its Stateline area. This co-development program targeting the Upper Wolfcamp and Bone Spring benches resulted in 26 new wells online in the quarter. Initial 30-day production rates from this activity outperformed pre-drill expectations, averaging 2,300 Boe per day (61 percent oil). Completed well costs continued to improve, with the average cost for a 2-mile lateral declining to $553 per foot, a 44 percent reduction versus 2018.

Appraisal work on WPX’s Monument Draw acreage also progressed in the quarter with a more aggressive flowback technique applied to four Upper Wolfcamp wells. Early results from this pilot program are encouraging with 30-day production rates for these wells averaging 2,300 Boe per day (76 percent oil).

Williston Basin: Production from this legacy WPX asset averaged 87,000 Boe per day, a 9 percent increase compared the year-ago period. This production growth was driven by 20 completed wells during the quarter, including five wells that were three-mile laterals. The Omaha Woman 24-13-12 HC, a three-mile lateral, achieved the highest 24-hour rate in the quarter exceeding 10,000 Boe per day (80 percent oil).

Powder River Basin: Production averaged 22,000 Boe per day. Capital activity in the fourth quarter continued to progress appraisal and leasehold retention objectives with two new wells in the emerging Niobrara oil play. These appraisal wells averaged 30-day rates of 1,300 Boe per day per well, with oil representing nearly 90 percent of the product mix. The company has more than 300,000 net acres in the oil fairway of the basin prospective for multiple benches.

Eagle Ford: Fourth-quarter production averaged 37,000 Boe per day. Devon and its partner did not pursue any drilling and completion activity during the fourth quarter. The partnership plans to run a two-rig drilling program in 2021 and bring online 22 high-impact wells from its uncompleted inventory during the first half of the year.

Anadarko Basin: Net production averaged 81,000 Boe per day. The company’s operational focus during the quarter was concentrated on optimizing base production and reducing controllable downtime across the field. In 2021, Devon expects to drill up to 30 wells through its $100 million joint venture drilling carry with Dow.

PROVED RESERVES

Devon’s legacy estimated proved reserves were 752 million Boe at year-end 2020, with proved undeveloped reserves accounting for 24 percent of the total. The company’s drilling programs successfully added 135 million Boe of reserves through extensions and discoveries in 2020. The capital costs incurred to deliver these extensions and discoveries totaled $1.0 billion, resulting in an attractive finding and development cost of $7.31 per Boe.

Pro forma proved reserves totaled 1,434 million Boe at year-end 2020, with oil reserves reaching 676 million barrels, or nearly 50 percent of the total.

FINANCIAL SUMMARY

Devon reported a net loss of $102 million, or $0.27 per diluted share, in the fourth quarter of 2020. Adjusting for items analysts typically exclude from estimates, Devon’s core earnings were $0.00 per diluted share.

The company’s operating cash flow, pro forma for the two entities, totaled $773 million in the fourth quarter. This level of cash flow funded all capital requirements and generated $263 million of free cash flow for the combined company.

On Oct. 1, Devon completed the sale of its Barnett Shale assets. The company received a cash payment of $320 million at closing. Devon has the opportunity for contingent cash payments of up to $260 million based upon future commodity prices, with upside participation beginning at either a $2.75 Henry Hub natural gas price or a $50 West Texas Intermediate oil price.

In conjunction with the Barnett closing, Devon paid a $100 million special dividend to shareholders. The special dividend was paid on Oct. 1 in the amount of $0.26 per share.

On a pro forma basis, the company exited the fourth quarter with $2.6 billion of cash and a debt balance of $7.9 billion. Subsequent to year-end, Devon has elected to redeem $43 million of senior notes that were due in 2022, positioning the company with no debt maturities until the second half of 2023.

INDUSTRY-FIRST VARIABLE DIVIDEND DECLARED

In a separate press release issued today, Devon announced its board of directors has declared an industry-first variable cash dividend of $128 million, or $0.19 per share. The variable dividend is in addition to Devon’s previously declared fixed quarterly dividend of $0.11 per share. Both the fixed and variable dividends are payable on Mar. 31, 2021 to shareholders of record at the close of business on Mar. 15, 2021.

UPDATED 2021 OUTLOOK

Due to strong operating results in the Delaware Basin, Devon is raising its full-year 2021 oil production forecast to a range of 280,000 to 300,000 barrels per day. This compares to the company’s preliminary outlook issued last year of greater than 280,000 barrels per day.

Devon expects to deliver this improved 2021 oil production outlook with an upstream capital budget of $1.6 billion to $1.8 billion. The capital program is designed to have the highest capital spend occurring in the first quarter (approximately 30 percent of the total budget) due to the timing of drilling and completion activity across the company’s asset portfolio. After heightened activity in the first-quarter, capital is expected to normalize to lower investment levels throughout the remainder of 2021.

Devon intends to provide detailed first-quarter 2021 guidance once the company can properly access the impact of the extreme winter weather on its field operations. Devon has incorporated weather-related downtime in its 2021 outlook and does not expect the severe winter weather to materially impact its full-year guidance ranges. Due to the timing of the merger closing, reported results will begin to include WPX on Jan. 7, 2021.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Devon strives to deliver results that balance economic growth, environmental stewardship, strong governance and social responsibility. For access to Devon’s sustainability report, please visit www.devonenergy.com/sustainability. This report highlights the company’s commitment to operating a responsible, safe and ethical business while providing transparent reporting to all stakeholders.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s fourth-quarter conference call will be held at 9:00 a.m. Central (10:00 a.m. Eastern) on Wednesday, Feb. 17, 2021, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Lisa Adams, 405-228-1732
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-K filed with the SEC.

FORWARD LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; risks relating to the COVID-19 pandemic or other future pandemics; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to regulatory, social and market efforts to address climate change; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; risks related to investors attempting to effect change; our ability to successfully complete mergers, acquisitions and divestitures; risks related to the recent merger with WPX, including the risk that we may not realize the anticipated benefits of the merger or successfully integrate the two legacy businesses; and any of the other risks and uncertainties discussed in Devon’s 2020 Annual Report on Form 10-K (the “2020 Form 10-K”) or other SEC filings.

The forward-looking statements included in this communication speak only as of the date of this communication, represent current reasonable management’s expectations as of the date of this communication and are subject to the risks and uncertainties identified above as well as those described in the 2020 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2020 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

4